Exhibit 99.(a)(1)(I)

                         FORM OF ELECTRONIC CONFIRMATION
                    OF PARTICIPATION IN THE OFFER TO EXCHANGE
                         (Exchange for Restricted Stock)

[communication to be in email format]

Confirmation of Participation in the Offer to Exchange

Thank you for participating in PDI's offer to exchange certain stock options for shares of Restricted Stock. You have elected to exchange the following options:

      Grant Date           Exercise Price           Number of Outstanding Shares
      ----------           --------------           ----------------------------


            TOTAL

Based upon the exchange ratios set forth in the Offer to Exchange, you will be entitled to receive _______________ shares of Restricted Stock. The Restricted Stock will be evidenced by a Restricted Stock Award agreement which will be delivered to you as soon as practicable after the Offer termination date.

If you have any questions regarding the above, please send an email to exchangeplanadmin@pdi-inc.com.


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